Exhibit 10.21

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between The Gator Corporation (the “Company”) and John Giuliani (“Consultant”).

1. Consulting Relationship. During the term of this agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company will compensate Consultant with grants of fully vested stock options, not to exceed eighteen thousand (18,000) shares. The stock options will be issued on a quarterly basis, with an exercise price equal to the lesser of $0.40 per share or the then fair market price as determined by the board of directors, for work preformed in the previous quarter. The scheduled stock option grants will only be issued while this Agreement is in effect. The timing of the grants is described in Exhibit B to this Agreement.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses, with the exception of travel related expenses, without the prior written consent of either Jeff McFadden, President, Scott Eagle, SVP Marketing, Scott VanDeVelde, VP Sales, Mitch Weisman, VP Business Development and, Dennis Jang, Director of Finance (the “Management Team”). As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on July 1, 2001 to June 30, 2002, OR the earlier of the date on which Consultant ceases to provide services to the Company under this Agreement. Either party may terminate this Agreement at any time upon five (10) days’ written notice.

5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, all of which will be Consultant’s responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6. Supervision of Consultant’s Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s members of the Company’s Management Team. Consultant will be required to report to members of the Management Team concerning the Services performed under this

Agreement. The nature and frequency of these reports will be left to the discretion of the members of the Management Team.

7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company.

8. Confidentiality Agreement. Consultant shall sign, or has signed, a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”), prior to or on the date on which Consultant’s consulting relationship with the Company commences. In the event that Consultant is an entity or otherwise will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a Confidentiality Agreement in the form attached as Exhibit C.

9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mall (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Section 7 hereof, will be finally settled by binding arbitration Redwood City, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below.

Gator.com Corporation

By:

Jeff McFadden

Title: President & Chief Executive Officer

Address:	2000 Bridge Parkway, # 100 Redwood City, CA 94065

Date:

John Giuliani

/s/ John Giuliani

Address:

Date:

SS or Fed. ID #:

SIGNATURE PAGE TO THE GATOR CORPORATION, CONSULTING AGREEMENT

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Description of Services	Schedule/Deadline
1. TBD by Jeff McFadden	July 1, 2001 – June 30, 2002

EXHIBIT B

COMPENSATION

STOCK OPTION GRANT SCHEDULE

Grant Date	Number of Shares	Type of Grant

October 1, 2001	4,500	Fully Vested Option

January 1, 2002	4,500	Fully Vested Option

April 1, 2002	4,500	Fully Vested Option

July 1, 2002	4,500	Fully Vested Option

Total	18,000